EXHIBIT 11

              Statement Regarding Computation of Per Share Earnings

               Three and Nine Months Ended March 31, 2004 and 2003

                (Dollars in thousands, except per share amounts)

                                                                     Three months ended                    Nine months ended
                                                                          March 31,                             March 31,
                                                                ------------------------------        ------------------------------
                                                                    2004               2003               2004               2003
                                                                -----------        -----------        -----------        -----------
Net income .............................................        $     2,966        $     3,572        $     9,220        $    11,220
                                                                ===========        ===========        ===========        ===========

Number of shares outstanding:
Weighted average shares issued .........................         11,900,000         11,900,000         11,900,000         11,900,000
Less: Weighted average shares held in treasury .........          5,104,998          4,791,118          5,056,044          4,689,711
Less: Average shares held by the ESOP ..................            952,000            952,000            952,000            952,000
Plus: ESOP shares released or committed to be
           released during the fiscal year .............            919,793            793,199            887,468            763,009
                                                                -----------        -----------        -----------        -----------
Average basic shares ...................................          6,762,795          6,950,081          6,779,424          7,021,298
Plus: Average common stock equivalents .................            430,153            514,710            448,481            525,230
                                                                -----------        -----------        -----------        -----------
Average diluted shares .................................          7,192,948          7,464,791          7,227,905          7,546,527
                                                                ===========        ===========        ===========        ===========

Earnings per common share:
        Basic ..........................................        $      0.44        $      0.51        $      1.36        $      1.60
                                                                ===========        ===========        ===========        ===========
        Diluted ........................................        $      0.41        $      0.48        $      1.28        $      1.49
                                                                ===========        ===========        ===========        ===========


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